Ex. 99.1

Media Contact:

Steve Sabicer

714-907-6264

ssabicer@thesabicergroup.com

Investor Contact:

Susan Morrison

858-366-6900 x7005

smorrison@tandemdiabetes.com

FOR IMMEDIATE RELEASE

Tandem Diabetes Care Reports 2016 Financial Results

San Diego, March 8, 2017 – Tandem Diabetes Care®, Inc. (NASDAQ: TNDM), a medical device company and manufacturer of the only touchscreen insulin pumps available in the United States, today reported its financial results for the year and quarter ended December 31, 2016 and provided financial guidance for the year ending December 31, 2017.

“More than 50,000 people have chosen a Tandem insulin pump, approximately half of whom reported being new to pump therapy, demonstrating that in only 4 years we are rapidly achieving our goal of bringing the benefits of pump therapy to more people with diabetes,” said Kim Blickenstaff, President and Chief Executive Officer of Tandem Diabetes Care.   “In 2017, we are well positioned to execute on multiple strategies that position our business for long term success.  We’re preparing to launch both our t:slim X2 with G5 and our t:lock Connector, and we are working to rapidly advance our automated insulin delivery products in development.”

In July 2016, the Company began offering eligible t:slim® and t:slim G4™ Insulin Pump customers a Technology Upgrade Program to provide a pathway to ownership of the new t:slim X2™ Insulin Pump, which launched in October 2016.  As a result of this program, and as previously announced, the Company is now providing selected financial results on both a GAAP and non-GAAP basis.

Sales and Pump Shipments[1]	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in millions)	2016	2015	2016	2015
GAAP Sales	$28.9	$29.1	$84.2	$72.9
Impact of Technology Upgrade Program	(4.1)	—	4.3	—
Non-GAAP Sales[1]	$24.8	$29.1	$88.5	$72.9

Pump shipments	4,418	6,234	16,938	15,483
1)

GAAP Sales are determined in accordance with U.S. Generally Accepted Accounting Principles. Non-GAAP Sales are adjusted for the impact of the Technology Upgrade Program. See the information under the heading “Use of Non-GAAP Financial Measures” in this press release, as well as under the heading “Reconciliation of GAAP versus Non-GAAP Financial Results” in the attached Press Release Exhibit.

Ex. 99.1

Year and Fourth Quarter 2016 GAAP Results

Pump shipments grew 9 percent to 16,938 for the year ended December 31, 2016 compared to 15,483 pumps shipped in 2015.  GAAP sales grew 16 percent to $84.2 million for the year ended December 31, 2016 compared to $72.9 million for 2015.

Pump shipments declined 29 percent to 4,418 for the fourth quarter of 2016 compared to 6,234 pumps shipped in the same period of 2015. GAAP sales declined 1 percent to $28.9 million for the fourth quarter of 2016 compared to $29.1 million for the same period of 2015. A comparison of GAAP sales for the fourth quarter of 2016 to the same period of 2015 was impacted by:

•	the recognition of $0.7 million of sales in the fourth quarter of 2015 that were deferred from the third quarter of 2015 in conjunction with a limited exchange program,
•

the recognition of $5.4 million of sales in the fourth quarter of 2016 that were deferred from the third quarter of 2016 as a result of the Technology Upgrade Program, offset by $1.4 million of deferrals relating to shipments in the fourth quarter of 2016,

•	pent up demand for the t:slim G4, which launched in September 2015 and substantially increased pump shipments in the fourth quarter of 2015,
•

UnitedHealthcare’s decision restricting most of their members who are over age 18 from having a choice among insulin pumps,  which went into effect July 1, 2016 and negatively impacted pump shipments during the second half of 2016,

•

a more competitive market as a result of the Company’s commercial launch of t:slim X2, as well as new regulatory approvals and product launches by competitors in the second half of 2016, and the corresponding impact on consumers’ decision-making, and

•	distributors’ ordering patterns in advance of and following the Company’s new product launches.

Gross margin for the year ended 2016 was 28 percent compared to 36 percent for the year ended 2015.

Gross margin was 35 percent for the fourth quarter of 2016 compared to 46 percent for the same period of 2015. In addition to a number of the factors discussed above, comparisons of the GAAP gross margin for the full year and fourth quarter of 2016 to the same periods of 2015 were also impacted by:

•	the timing of sales and cost of sales recognition associated with the Technology Upgrade Program, including the actual cost to fulfill approximately 1,400 upgrades in the fourth quarter of 2016,
•

an excess and obsolescence charge relating to raw materials inventory used exclusively in the production of t:slim G4 pumps, due to the substantial decline in sales of t:slim G4 following the Company’s announcement of the planned commercial launch of t:slim X2, and

•	a shift in product sales mix due to an increase in pump supply sales relative to pump shipments in 2016.

For the year ended 2016, operating expenses totaled $101.6 million compared to $95.6 million for the same period of 2015. For the year ended 2016, GAAP operating loss totaled $78.1 million compared to $69.0 million for the same period of 2015. GAAP operating margin for 2016 was negative 93 percent compared to negative 95 percent for 2015.  Both operating loss and operating margin for 2016 and 2015 included non-cash charges for stock-based compensation of $11.7 million and depreciation and amortization of $5.5 million, compared to stock-based compensation of $13.1 million and depreciation and amortization of $4.8 million, for the comparable period of 2015.

Ex. 99.1

For the fourth quarter of 2016, operating expenses totaled $23.4 million compared to $24.7 million for the same period of 2015.  GAAP operating loss for the fourth quarter of 2016 was $13.3 million, compared to $11.2 million for the same period of 2015.  GAAP operating margin for the fourth quarter of 2016 was negative 46 percent compared to negative 39 percent in the same period last year. Both operating loss and operating margin for the fourth quarter included non-cash charges for stock-based compensation of $2.9 million and depreciation and amortization of $1.5 million for the fourth quarter of 2016, compared to stock-based compensation of $3.1 million and depreciation and amortization of $1.2 million for the comparable period of 2015.

Year and Fourth Quarter 2016 Non-GAAP Results

Non-GAAP sales, adjusted for the impact of the Technology Upgrade Program, grew 22 percent to $88.5 million for the year ended 2016 compared to $72.9 million for 2015.  For the fourth quarter of 2016, non-GAAP sales decreased 15 percent to $24.8 million in the fourth quarter of 2016 compared to $29.1 million for the same period of 2015. A comparison of non-GAAP sales for the fourth quarter of 2016 to the same period of 2015 was impacted by:

•	pent up demand for the t:slim G4, which launched in September 2015 and substantially increased pump shipments in the fourth quarter of 2015,
•	the negative impact on pump shipments during the second half of 2016 as a result of UnitedHealthcare’s decision that went into effect July 1, 2016,
•

a more competitive market as a result of the Company’s commercial launch of t:slim X2, as well as new regulatory approvals and product launches by competitors in the second half of 2016 and the corresponding impact on consumers’ decision-making, and

•	distributors’ ordering patterns in advance of and following the Company’s new product launches.

Non-GAAP gross margin for the year ended 2016 was 32 percent, adjusted for the impact of the Technology Upgrade Program, compared to 36 percent for the year ended 2015. Non-GAAP gross margin was 31 percent for the fourth quarter of 2016 compared to 46 percent for the same period of 2015.   In addition to a number of the factors discussed above, comparisons between the year and fourth quarter of 2016 and 2015 non-GAAP gross margin were impacted by:

•

an excess and obsolescence charge relating to raw materials inventory used exclusively in the production of t:slim G4 pumps, due to the substantial decline in sales of t:slim G4 following the Company’s announcement of the planned commercial launch of t:slim X2 in the fourth quarter 2016, and

•	a shift in product sales mix due to an increase in pump supply sales relative to pump shipments in 2016.

For the year ended 2016, non-GAAP operating expenses totaled $101.6 million compared to $95.6 million for the same period of 2015. Non-GAAP operating loss for the year ended 2016, adjusted for the impact of the Technology Upgrade Program, totaled $73.5 million compared to $69.0 million for the same period of 2015. Non-GAAP operating margin for 2016 improved to negative 83 percent compared to negative 95 percent for 2015. Both non-GAAP operating loss and operating margin for 2016 and 2015 included non-cash charges for stock-based compensation of $11.7 million and depreciation and amortization of $5.5 million, compared to stock-based compensation of $13.1 million and depreciation and amortization of $4.8 million, for the comparable period of 2015.

For the fourth quarter of 2016, non-GAAP operating expenses totaled $23.4 million compared to $24.7 million for the same period of 2015. Non-GAAP operating loss for the fourth quarter of 2016 was $15.7 million, compared to $11.2 million for the same period of 2015. Non-GAAP operating margin for the fourth quarter was negative 63 percent compared to negative 39 percent in the same period of last year.  Both non-GAAP operating loss and operating margin included non-cash charges for stock-based compensation of $2.9 million and depreciation and amortization of $1.5 million for the fourth quarter of 2016, compared to stock-based compensation of $3.1 million and depreciation and amortization of $1.2 million, for the comparable period of 2015.

Ex. 99.1

Cash Balance and Liquidity

As of December 31, 2016, the Company had $55.5 million in cash, cash equivalents and short-term investments.

2017 Guidance

As a result of the Technology Upgrade Program, the Company is providing annual financial guidance on a non-GAAP basis. It is difficult to estimate or predict the Company’s GAAP financial results because it is difficult to estimate or predict the timing and rate of customer utilization of the Technology Upgrade Program. As a result, it is not currently possible for the Company to provide GAAP financial guidance, or to provide a reconciliation of GAAP guidance to non-GAAP guidance, with any degree of certainty. In the future, the Company expects to continue to provide its operating results on both a GAAP and non-GAAP basis. For additional information regarding the Technology Upgrade Program and a reconciliation of the Company’s GAAP financial results to its non-GAAP financial results, please see the attached Press Release Exhibit.

For the year ending December 31, 2017, the Company is providing the following guidance:

•	Non-GAAP sales are estimated to be in the range of $100 million to $107 million
o	Non-GAAP sales for the first quarter 2017 are estimated to be 15 percent of annual sales
•	Non-GAAP operating margin is estimated to be in the range of negative 70 percent to negative 65 percent, which includes:
o	Approximately $11.0 million in non-cash, stock-based compensation expense
o	Approximately $6.0 million to $7.0 million of depreciation and amortization

Conference Call

The Company will hold a conference call and simultaneous webcast today at 4:30pm Eastern Time (1:30pm Pacific Time).  The link to the webcast will be available by accessing the Investor Center of the Tandem Diabetes Care website at http://investor.tandemdiabetes.com, and will be archived for 30 days.  To listen to the conference call via phone, please dial 855-427-4396 (U.S./Canada) or 484-756-4261 (International) and use the participant code "74519256".

Use of Non-GAAP Financial Measures

The Company presents certain non-GAAP financial measures in this press release, including historical and projected non-GAAP sales and operating margin, to provide information that may assist investors in understanding its financial results, assessing its prospects for future performance and allowing for a meaningful comparison of projected results to historical results.  The Technology Upgrade Program discussed above has created and will continue to create unpredictable GAAP results for its duration.  This is principally due to accounting complexities associated with the program that are dependent on a number of future events and variables that are difficult to estimate or predict.  Due to these accounting complexities, and the resulting uncertainty, the Company is providing guidance for the year ending December 31, 2017 on a non-GAAP basis, which excludes the impact of the Technology Upgrade Program.

These non-GAAP financial measures will be used internally by the Company to analyze its operating performance and prospects for future performance for the duration of the Technology Upgrade Program. The principal limitation of these non-GAAP financial measures is that they do not necessarily reflect, and may not be a good estimate of, the amount that will actually be recorded in the Company’s financial statements in accordance with GAAP.  The non-GAAP financial information and guidance is not intended to be considered in isolation or as a substitute for, or superior to, financial information and guidance prepared and presented in accordance with GAAP.  To the extent the Company utilizes such non-GAAP financial measures in the future, it expects to calculate them using a consistent method from period to period.  Because of the difficultly in estimating the accounting impact from the Technology Upgrade Program, the Company cannot provide a reconciliation of non-GAAP financial guidance to GAAP financial guidance with any level of certainty and without unreasonable efforts.

Ex. 99.1

However, the Company has provided a reconciliation of its historical GAAP financial results to its historical non-GAAP financial results under the heading “Reconciliation of GAAP versus Non-GAAP Financial Results” in the attached Press Release Exhibit.

About Tandem Diabetes Care, Inc.

Tandem Diabetes Care, Inc. (www.tandemdiabetes.com) is a medical device company with an innovative, user-centric and integrated approach to the design, development and commercialization of products for people with diabetes who use insulin. The Company manufactures and sells the t:slim X2™ Insulin Pump, the slimmest and smallest durable insulin pump currently on the market, the t:flex® Insulin Pump, the first pump designed for people with greater insulin requirements, and the t:slim G4™ Insulin Pump, the first continuous glucose monitoring-enabled pump with touchscreen simplicity. Tandem is based in San Diego, California.

Follow Tandem Diabetes Care on Twitter @tandemdiabetes; use #tslimX2, #tslimG4, #tflex, #tconnect, and $TNDM.

Follow Tandem Diabetes Care on Facebook at www.facebook.com/TandemDiabetes.

Follow Tandem Diabetes Care on LinkedIn at https://www.linkedin.com/company/tandemdiabetes.

t:flex and Tandem Diabetes Care are registered trademarks, and t:slim X2 and t:slim G4 are trademarks of Tandem Diabetes Care, Inc.

Forward Looking Statement

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that concern matters that involve risks and uncertainties that could cause actual results to differ materially from those anticipated or projected in the forward-looking statements. These forward-looking statements include statements regarding, among other things, the impact of the implementation of the Technology Upgrade Program, the Company’s projected financial results, including its projected non-GAAP sales and non-GAAP operating margins, and the Company’s strategic opportunities for long-term success, including the anticipated FDA approval and launch of the t:slim X2 with Dexcom’s G5 integration, the anticipated launch of the t:lock infusion set connector, the Company’s plans to advance its automated insulin delivery products in development.  The Company’s actual results may differ materially from those indicated in these forward-looking statements due to numerous risks and uncertainties. For instance, the success of the Company’s strategic opportunities will be impacted by the Company’s ability to obtain regulatory approval for new products and products under development and the timing of any such approvals; market acceptance of the Company’s new products and products under development by physicians and people with diabetes; the potential that newer products that compete with the Company’s products, or other technological breakthroughs for the monitoring, treatment or prevention of diabetes, may render the Company’s products obsolete or less desirable; and the potential that the process of purchasing the Company’s products, including insurance verification approval for individual customers, may delay or prevent the sale of the products.  In addition, factors that will affect the Company’s financial results due to the Technology Upgrade Program are expected to include the mix of pumps sold; the percentage of customers that choose to upgrade their pump; the timing of the decision to upgrade their pump; and the upgrade option chosen by customers.  Other risks and uncertainties include the Company’s inability to manufacture products in commercial quantities at an acceptable cost and in accordance with quality requirements; the Company’s inability to contract with additional third-party payors for reimbursement of the Company’s products; uncertainty associated with the development and approval of new products generally; possible future actions of the FDA or any other regulatory body or governmental authority; and other risks identified in the Company’s most recent Annual Report on Form 10-K, and other documents that the Company files with the Securities and Exchange Commission.  Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Tandem undertakes no obligation to update or review any forward-looking statement in this press release because of new information, future events or other factors.

Ex. 99.1

TANDEM DIABETES CARE, INC.
CONDENSED BALANCE SHEETS
(in thousands)

	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents and short-term investments	$53,538	$71,106
Restricted cash	2,000	2,000
Accounts receivable, net	11,172	14,055
Inventory, net	21,195	17,543
Other current assets	4,187	2,280
Total current assets	92,092	106,984
Property and equipment, net	18,409	15,526
Other long term assets	1,891	2,215
Total assets	$112,392	$124,725
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable, accrued expense, and employee-related liabilities	$19,325	$19,116
Deferred revenue	5,208	1,822
Other current liabilities	6,943	5,582
Total current liabilities	31,476	26,520

Notes payable—long-term	78,960	29,275
Other long-term liabilities	7,883	5,462
Total liabilities	118,319	61,257

Total stockholders’ equity	(5,927)	63,468
Total liabilities and stockholders’ equity (deficit)	$112,392	$124,725

Ex. 99.1

TANDEM DIABETES CARE, INC.
CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
Sales	$28,912	$29,120	$84,248	$72,850
Cost of sales	18,847	$15,662	60,656	46,270
Gross profit	10,065	13,458	23,592	26,580
Operating expenses:
Selling, general and administrative	19,067	20,558	82,834	78,621
Research and development	4,344	4,121	18,809	16,963
Total operating expenses	23,411	24,679	101,643	95,584
Operating loss	(13,346)	(11,221)	(78,051)	(69,004)
Total other expense, net	(1,491)	(862)	(5,411)	(3,404)
Loss before taxes	(14,837)	(12,083)	(83,462)	(72,408)
Provision for income tax expense (benefit)	(15)	10	(15)	10
Net loss	$(14,822)	$(12,093)	$(83,447)	$(72,418)

Net loss per share, basic and diluted	$(0.48)	$(0.40)	$(2.73)	$(2.50)

Weighted average shares used to compute basic and diluted net loss per share	30,866	30,168	30,570	28,923

Ex. 99.1

Press Release Exhibit

Summary of Technology Upgrade Program and

Associated Reconciliation of GAAP versus Non-GAAP Financial Results

Program Overview

In July 2016, Tandem Diabetes Care, Inc. (“Tandem” or the “Company”) launched a Technology Upgrade Program (the “Upgrade Program”) as a pathway for its t:slim® and t:slim G4™ Insulin Pump customers to experience the Company’s latest technology, the t:slim X2™ Insulin Pump platform, under a variable pricing structure.  The Company began shipping the t:slim X2 Insulin Pump in October 2016 and is no longer offering the t:slim® Insulin Pump to new customers.

The t:slim X2 Insulin Pump features new hardware advancements, including a two-way Bluetooth® wireless technology radio for communicating with more than one external device at a time.  The Company expects these advancements, together with the Company’s future anticipated use of the Tandem Device Updater to deliver remote software updates for the t:slim X2, will offer customers a path to new innovations separate from the typical 4-year insurance pump replacement cycle.  The Upgrade Program is available to eligible customers through September 30, 2017.

Accounting Treatment Overview

Pursuant to applicable GAAP revenue recognition standards, revenue is recognized when the product is delivered or when an obligation is fulfilled, among other requirements. Under the Upgrade Program, eligible customers will be provided the opportunity to receive a t:slim X2 Insulin Pump or a hardware retrofit at a future date. This creates potential future obligations for the Company that prevent the full recognition of revenue and cost of sales at the time of the customer’s initial purchase of an insulin pump, which results in a deferral of revenue and cost of sales on the Company’s financial statements.  The deferrals will generally be recognized at the earlier of when the obligation for such upgrades and services are fulfilled or when the Upgrade Program expires. Any fees received by the Company under the Upgrade Program and the Company’s cost of fulfilling the associated obligation will also be recognized at that time.

Reconciliation of GAAP versus Non-GAAP Financial Results

Due to this high degree of accounting complexity, which is dependent on a number of future events and variables that are difficult to estimate or predict, the Upgrade Program creates unpredictable GAAP results for the duration of the Program. To aid investors in better understanding the Company’s performance and minimize potential confusion when comparing its current and future results to historical results, the Company has provided non-GAAP financial information in the accompanying press release, in addition to providing GAAP financial information.  In the following tables, the Company has provided a reconciliation of its GAAP financial results to its non-GAAP financial results, which illustrates the impact of the Upgrade Program:

Ex. 99.1

For the three months ended December 31, 2016, the impact of the Upgrade Program was as follows:

	Impact of Technology Upgrade Program
($ amounts in millions)	GAAP Financial Results	Deferrals at Initial Sale[1]	Recognition of Deferrals[2]	Upgrade Fulfillments[3]	Non-GAAP Financial Results
Sales	$28.9	$1.4	$(5.4)	$(0.1)	$24.8
Cost of sales	$18.8	$0.3	$(1.0)	$(1.1)	$17.0
Gross profit (loss)	$10.1	$1.1	$(4.4)	$1.0	$7.8
Gross margin %	35%				31%
Operating loss	$(13.3)	$1.1	$(4.4)	$1.0	$(15.7)
Operating margin %	(46)%				(63)%

For the twelve months ended December 31, 2016, the impact of the Technology Upgrade Program was as follows:

	Impact of Technology Upgrade Program
($ amounts in millions)	GAAP Financial Results	Deferrals at Initial Sale[1]	Recognition of Deferrals[2]	Upgrade Fulfillments[3]	Non-GAAP Financial Results
Sales	$84.2	$9.8	$(5.4)	$(0.1)	$88.5
Cost of sales	$60.7	$1.8	$(1.0)	$(1.1)	$60.4
Gross profit (loss)	$23.6	$8.0	$(4.4)	$1.0	$28.1
Gross margin %	28%				32%
Operating loss	$(78.1)	$8.0	$(4.4)	$1.0	$(73.5)
Operating margin %	(93)%				(83)%

Non-GAAP Accounting Definitions

1) Deferrals at Initial Sale – The Company has deferred sales and cost of sales for eligible pump shipments in the quarter and year ended December 31, 2016 as summarized in the following table:

Deferral Treatment for Eligible Shipments on or After July 1, 2016

Product	Sales Deferral	Cost of Sales Deferral
t:slim Insulin Pump	100% of each sale as a right of return.	100% of the manufacturing cost as a right of return.
T:slim G4 Insulin Pump	A portion of each sale as a guarantee liability.	No deferral.

2) Recognition of Deferrals – This reflects any changes in subsequent periods for deferrals made at the time of the initial sale (see Deferrals at Initial Sale above). It includes recognition of amounts previously deferred when actual product upgrades occur. It will eventually also include a reversal of any remaining deferrals when the program expires for customers who did not elect the upgrade or service options.

Ex. 99.1

3) Upgrade Fulfillments – This reflects incremental revenue recognized from an upgrade or service fee, if any, and the cost of sales associated with completing that upgrade or service. Approximately 1,400 upgrade fulfillments occurred in the fourth quarter of 2016, when the t:slim X2 Insulin Pump became available. At that time, the Company commenced reporting Recognition of Deferrals and Upgrade Fulfillments.

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